Genesee & Wyoming Reports Results for the First Quarter of 2009

GREENWICH, Conn., April 29, 2009/PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) reported net income in the first quarter of 2009 of $13.9 million, compared with net income of $10.4 million in the first quarter of 2008.   GWI's diluted earnings per share (EPS) in the first quarter of 2009 were $0.38 with 36.4 million weighted average shares outstanding, compared with diluted EPS of $0.29 with 36.0 million weighted average shares outstanding in the first quarter of 2008.

GWI’s income from continuing operations in the first quarter of 2009 was $14.0 million, or $0.38 per diluted share, compared with income from continuing operations of $11.2 million, or $0.31 per diluted share, in the first quarter of 2008.

GWI’s results in the first quarter benefited $0.05 per diluted share from the positive impact of the U.S. short line tax credit, which is in effect through 2009.  Primarily as a result of the tax credit, GWI’s effective income tax rate on its continuing operations decreased from 37.7% in the first quarter of 2008 to 27.0% in the first quarter of 2009.

Continuing Operations

In the first quarter of 2009, GWI's revenues decreased $2.2 million, or 1.6%, to $138.5 million, compared with $140.7 million in the first quarter of 2008.   Same railroad revenues decreased $23.4 million, or 16.6%, partially offset by revenues of $21.2 million from acquisitions.  The decrease in same railroad revenues included an $8.4 million decrease due to the depreciation of the Australian and Canadian dollars and a $5.5 million decrease due to a decline in third-party fuel sales.  Excluding currency effects and fuel sales, GWI’s same railroad revenues declined $9.5 million, or 6.8%.

Freight revenues in the first quarter of 2009 increased by $1.4 million, or 1.6%, to $89.2 million, compared with $87.7 million in the first quarter of 2008. Our acquisitions provided $16.0 million in freight revenues, partially offset by a decrease of $14.6 million in same railroad freight revenues. Same railroad freight revenues were reduced by $4.7 million due to the depreciation of the Australian and Canadian dollars. Excluding currency effects GWI’s same railroad freight revenues decreased by $9.9 million, or 11.3%.

GWI’s traffic in the first quarter of 2009 increased 25,012 carloads, or 13.2%, compared with the first quarter of 2008.  Same railroad traffic decreased by 15,759 carloads, or 8.3%. The decrease was principally due to declines of 7,292 carloads of pulp and paper traffic, 6,494 carloads of metals traffic and 3,616 carloads of lumber and forest products traffic.  These decreases were partially offset by a 6,353 carload increase in farm and food products traffic primarily in Australia.  All other same railroad traffic decreased by a net 4,710 carloads.

Average freight revenues per carload declined 10.2% in the first quarter of 2009.  Same railroad average revenues per carload declined 9.1%.  Same railroad average revenues per carload were negatively impacted by three factors: changes in commodity mix, the depreciation of the Canadian and Australian dollars and lower fuel surcharges, which reduced average revenues per carload by 5.4%, 5.2%, and 3.1%, respectively.  Excluding these three factors, same railroad average revenues per carload increased 4.6%.  In the United States and Canada, excluding currency effects, changes in commodity mix and changes in fuel surcharges, same railroad average revenues per carload increased 5.0%.

GWI’s non-freight revenues in the first quarter of 2009 decreased $3.7 million, or 6.9%, compared with the first quarter of 2008.   Same railroad non-freight revenues decreased $8.8 million, or 16.6%, partially offset by $5.1 million in non-freight revenues from acquisitions.  The same railroad non-freight revenues decrease was composed of $3.7 million due to the depreciation of the Australian and Canadian dollars and $5.5 million due to a decline in third-party fuel sales.  Excluding currency effects and fuel sales, GWI’s same railroad non-freight revenues increased $0.4 million.

GWI's operating income in the first quarter of 2009 increased 22.5% to $26.1 million, compared with $21.3 million in the first quarter of 2008.  The operating ratio was 81.1% in the first quarter of 2009, compared with an operating ratio of 84.9% in the first quarter of 2008.  Excluding currency effects and changes in the cost of third-party fuel sales, GWI’s same railroad operating expenses declined by $10.7 million, or 9.0%, in the first quarter of 2009 compared to the first quarter of 2008.

Comments from the Chief Executive Officer

John C. Hellmann, President and CEO of GWI, commented “GWI’s net income for the first quarter of 2009 was generally consistent with our expectations.  The severe contraction of North American industrial production reduced our shipments of economically sensitive commodities such as steel, paper and lumber by 34%, 24% and 20%, respectively, on a same railroad basis.  While these volume declines were significant, we have been able to offset a significant portion of the revenue losses with cost reductions, as illustrated by our operating ratio improving to 81.1% in the first quarter of 2009 compared with 84.9% in the same period last year.”

“Several areas of GWI’s business have been less affected by the recession, including our grain shipments in Australia, our coal shipments in the United States and our contract revenues such as industrial switching.  Even in these relatively stable categories, however, we remain focused on cutting costs and maximizing cash flow for the remainder of 2009.   Until we have greater clarity on the timing of any global economic recovery, we will continue to be aggressive in the management of our cost structure and patient in targeting new acquisition opportunities.”

Free Cash Flow from Continuing Operations (1)

($ in millions)	Three Months Ended
	March 31,
	2009	2008
Net cash provided by operating activities	$25.5	$8.1
Net cash used in investing activities	(19.1)	(7.0)
Net cash paid for acquisitions (a)	5.8	3.6
Free cash flow (1)	$12.2	$4.7

(a)
The 2009 period includes: 1) $4.8 million in net cash paid for final working capital adjustments related to the acquisition of the Ohio Central Railroad System (OCR) and 2) $1.0 million (or €0.8 million) in net cash paid in contingent consideration related to the Rotterdam Rail Feeding B.V. (RRF) acquisition. The 2008 period includes $3.6 million in net cash paid for the acquisition of Maryland Midland Railway, Inc. (Maryland Midland).

GWI’s continuing operations generated free cash flow of $12.2 million and $4.7 million for the first quarter of 2009 and 2008, respectively.  For the first quarter of 2009, changes in working capital reduced net cash flow from operating activities by $3.5 million.  For the first quarter of 2008, changes in working capital reduced net cash flow from operating activities by $15.1 million.

Net cash used in investing activities for the first quarter of 2009 included $20.7 million in purchases of property and equipment, partially offset by $3.8 million in cash received from grants from outside parties and $3.6 million from sales of assets.  Net cash used in investing activities for the first quarter of 2008 included $15.7 million in purchases of property and equipment, partially offset by $10.4 million in cash received from grants from outside parties and $1.9 million from sales of assets.

Conference Call and Webcast Details

As previously announced, GWI's conference call to discuss financial results for the first quarter will be held Wednesday, April 29, 2009 at 11:00 a.m. (Eastern Time). The dial-in number for the teleconference is (800) 288-8967; outside U.S., call (612) 332-0632, or the call may be accessed live over the Internet (listen only) under the "Investors" tab of GWI's website (http://www.gwrr.com), by selecting "First Quarter Earnings Audio Webcast." An audio replay of the conference call will be accessible via the “Investors” tab of GWI's website starting at 1:00 p.m. Wednesday, April 29, 2009.

About Genesee & Wyoming Inc.

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia and the Netherlands and owns a minority interest in a railroad in Bolivia. Operations currently include 63 railroads organized in nine regions, with more than 6,800 miles of owned and leased track and approximately 3,100 additional miles under track access arrangements. GWI provides rail service at 16 ports in North America and Europe and performs contract coal loading and railcar switching for industrial customers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments; increased competition in relevant markets; funding needs and financing sources; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; and others. Words such as "anticipates," "intends," "plans," "believes," "seeks," "expects," "estimates," variations of these words and similar expressions are intended to identify these forward-looking statements. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward looking statements contained in this press release.

(1) Free Cash Flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, its most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net cash provided by operating activities, is included in the tables attached to this press release.

SOURCE Genesee & Wyoming Inc.

Michael Williams of GWI Corporate Communications
1-203-629-3722
mwilliams@gwrr.com

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008

OPERATING REVENUES	$138,458	$140,681

OPERATING EXPENSES	112,358	119,375
INCOME FROM OPERATIONS	26,100	21,306

INTEREST INCOME	182	585
INTEREST EXPENSE	(7,180)	(3,909)
OTHER INCOME, NET	42	98

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	19,144	18,080

PROVISION FOR INCOME TAXES	5,163	6,819

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	13,981	11,261

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(33)	(839)

NET INCOME	13,948	10,422

LESS: NET INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	(1)	(25)

NET INCOME ATTRIBUTABLE TO GENESEE & WYOMING INC.	$13,947	$10,397

BASIC EARNINGS PER SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS:
BASIC EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.42	$0.36
BASIC LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	-	(0.03)
BASIC EARNINGS PER COMMON SHARE	$0.42	$0.33

WEIGHTED AVERAGE SHARES - BASIC	33,467	31,498

DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS:
DILUTED EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.38	$0.31
DILUTED LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	-	(0.02)
DILUTED EARNINGS PER COMMON SHARE	$0.38	$0.29

WEIGHTED AVERAGE SHARES - DILUTED	36,370	36,033

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND DECEMBER 31, 2008
(In thousands)
(unaudited)

	March 31,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$31,134	$31,693
Accounts receivable, net	109,127	120,874
Materials and supplies	7,272	7,708
Prepaid expenses and other	12,019	12,270
Current assets of discontinued operations	1,530	1,676
Deferred income tax assets, net	18,101	18,101
Total current assets	179,183	192,322

PROPERTY AND EQUIPMENT, net	995,735	998,995
INVESTMENT IN UNCONSOLIDATED AFFILIATES	4,987	4,986
GOODWILL	151,624	150,958
INTANGIBLE ASSETS, net	222,072	223,442
DEFERRED INCOME TAX ASSETS, net	16,540	16,578
Total assets	$1,570,141	$1,587,281

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$27,007	$26,034
Accounts payable	107,404	124,162
Accrued expenses	35,274	37,903
Current liabilities of discontinued operations	980	1,121
Deferred income tax liabilities, net	2	192
Total current liabilities	170,667	189,412

LONG-TERM DEBT, less current portion	525,788	535,231
DEFERRED INCOME TAX LIABILITIES, net	239,157	234,979
DEFERRED ITEMS - grants from outside parties	113,934	113,302
OTHER LONG-TERM LIABILITIES	27,073	34,943

TOTAL STOCKHOLDERS' EQUITY	493,522	479,414
Total liabilities and stockholders' equity	$1,570,141	$1,587,281

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,948	$10,422
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	33	839
Depreciation and amortization	11,506	9,199
Compensation cost related to equity awards	1,564	1,338
Excess tax benefits from share-based compensation	(10)	(845)
Deferred income taxes	2,240	2,826
Net gain on sale of assets	(239)	(550)
Changes in assets and liabilities which provided (used) cash, net of effect of acquisitions:
Accounts receivable, net	5,253	(2,994)
Materials and supplies	368	(268)
Prepaid expenses and other	175	594
Accounts payable and accrued expenses	(9,264)	(12,716)
Other assets and liabilities, net	(42)	256
Net cash provided by operating activities from continuing operations	25,532	8,101
Net cash used in operating activities from discontinued operations	(411)	(776)
Net cash provided by operating activities	25,121	7,325

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(20,701)	(15,664)
Grant proceeds from outside parties	3,771	10,360
Cash paid for acquisitions, net	(5,780)	(3,613)
Proceeds from disposition of property and equipment	3,631	1,897
Net cash used in investing activities from continuing operations	(19,079)	(7,020)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term borrowings, including capital leases	(76,671)	(30,058)
Proceeds from issuance of long-term debt	69,000	17,500
Net proceeds from employee stock purchases	660	2,353
Excess tax benefits from share-based compensation	10	845
Net cash used in financing activities from continuing operations	(7,001)	(9,360)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	242	1,067

CHANGE IN CASH BALANCES INCLUDED IN CURRENT ASSETS OF DISCONTINUED OPERATIONS	158	41

DECREASE IN CASH AND CASH EQUIVALENTS	(559)	(7,947)
CASH AND CASH EQUIVALENTS, beginning of period	31,693	46,684
CASH AND CASH EQUIVALENTS, end of period	$31,134	$38,737

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2009		2008
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$89,166	64.4%	$87,728	62.4%
Non-freight	49,292	35.6%	52,953	37.6%

Total revenues	$138,458	100.0%	$140,681	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$49,964	36.1%	$46,117	32.8%
Equipment rents	7,890	5.7%	8,381	6.0%
Purchased services	9,311	6.7%	10,837	7.7%
Depreciation and amortization	11,506	8.3%	9,199	6.5%
Diesel fuel used in operations	8,993	6.5%	15,785	11.2%
Diesel fuel sold to third parties	3,389	2.4%	8,567	6.1%
Casualties and insurance	3,584	2.6%	4,234	3.0%
Materials	5,603	4.1%	6,105	4.4%
Net gain on sale of assets	(239)	-0.2%	(550)	-0.4%
Other expenses	12,357	8.9%	10,700	7.6%

Total operating expenses	$112,358	81.1%	$119,375	84.9%

Functional Classification
Transportation	$43,129	31.1%	$47,856	34.0%
Maintenance of ways and structures	13,433	9.7%	12,968	9.3%
Maintenance of equipment	17,108	12.4%	17,941	12.8%
Diesel fuel sold to third parties	3,389	2.4%	8,567	6.1%
General and administrative	24,032	17.4%	23,394	16.6%
Net gain on sale of assets	(239)	-0.2%	(550)	-0.4%
Depreciation and amortization	11,506	8.3%	9,199	6.5%

Total operating expenses	$112,358	81.1%	$119,375	84.9%

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUE, CARLOADS AND AVERAGE REVENUES PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenue per carload)
(unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2009			March 31, 2008
	Freight		Average Revenues	Freight		Average Revenues
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Coal, Coke & Ores	$21,117	57,946	$364	$16,746	45,480	$368
Pulp & Paper	13,400	24,086	556	18,013	29,926	602
Farm & Food Products	10,803	26,392	409	10,887	17,932	607
Metals	9,467	19,338	490	9,519	19,127	498
Minerals & Stone	8,507	31,250	272	9,214	31,653	291
Chemicals-Plastics	8,358	12,808	653	7,423	11,377	652
Lumber & Forest Products	6,616	14,715	450	7,972	18,137	440
Petroleum Products	5,689	7,887	721	5,007	7,451	672
Autos & Auto Parts	1,104	1,708	646	1,755	3,345	525
Intermodal	52	174	299	124	259	478
Other	4,053	18,135	223	1,068	4,740	225

Totals	$89,166	214,439	416	$87,728	189,427	463

Reconciliation of non-GAAP Financial Measure

This earnings release contains free cash flow, which is a "non-GAAP financial measure" as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, GWI has reconciled this non-GAAP financial measure to its most directly comparable U.S. GAAP measure.

Free Cash Flow Description and Discussion

Management views Free Cash Flow as an important financial measure of how well GWI is managing its assets. Subject to the limitations discussed below, Free Cash Flow is a useful indicator of cash flow that may be available for discretionary use by GWI. Free Cash Flow is defined as Net Cash Provided by Operating Activities from Continuing Operations less Net Cash Used in Investing Activities from Continuing Operations, excluding the cost of acquisitions. Key limitations of the Free Cash Flow measure include the assumptions that GWI will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free Cash Flow is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of cash flow determined in accordance with GAAP.

The following table sets forth a reconciliation of GWI's Net Cash Provided by Operating Activities from Continuing Operations to GWI's Free Cash Flow ($ in millions):

	Three Months Ended March 31,
	2009	2008

Net cash provided by operating activities from continuing operations	$25.5	$8.1
Net cash used in investing activities from continuing operations	(19.1)	(7.0)
Cash paid for acquisitions, net of cash acquired	5.8	3.6
Free cash flow	$12.2	$4.7